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                                                                   EXHIBIT 10.66


                    [SIMPLICITY PATTERN CO. INC. LETTERHEAD]



                                   May 4, 1998



Mr. Louis S. Oltman
51 Vernasa Drive
Langhorne, PA  19053

Dear Lou:

This letter will serve as Simplicity's official notification that we shall be reinstating and extending your Employment Agreement (copy attached) dated February 15, 1991 and renewed on February 18, 1994. When countersigned by you, this letter will also serve as a binding agreement between us.

This new agreement will be effective as of February 15, 1998 and will expire February 14, 2001.

For reference purposes, your current base salary is $184,140 per year.

The only changes to the attached agreement will be as follows:

1. Upon termination without cause for reasons other than death or disability, you will receive your annual incentive compensation only for the year in which termination occurs. You will not be eligible for an incentive compensation award for any other year following the year of termination.

2. The Executive Severance Policy adopted by the Board of Directors on July 27, 1997 will continue to apply to your employment with the company. However, for a termination without cause, you will only receive the greater of:

         (a)      the benefits outlined in your employment agreement

                                       or

         (b)      the benefits in the Executive Severance Policy.


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If the foregoing accurately sets forth the agreement between us, please indicate your acceptance by signing in the space below.

                                        Sincerely,


                                        /s/Louis R. Morris
                                        Louis R. Morris



ACCEPTED:       /s/Louis S. Oltman
         --------------------------------
                Louis S. Oltman


cc:  Board of Directors